UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ConocoPhillips

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

OF CONOCOPHILLIPS

TO BE HELD ON MAY 13, 2025

EXPLANATORY NOTE

On March 31, 2025, ConocoPhillips (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission for the Company’s Annual Meeting of Stockholders to be held on May 13, 2025 (the “Annual Meeting”). The Company is filing this supplement (the “Supplement”) to clarify language appearing on page 130 regarding the treatment of broker non-votes with respect to the proposal related to the Adoption of Amended and Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions. Except as specifically supplemented by the information set forth herein, all information set forth in the Proxy Statement remains unchanged.

The treatment of broker non-votes with respect to Item 4: Adoption of Amended and Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions (“Proposal 4”) was stated as “broker non-votes and failures to vote have the same effect as a vote against this Proposal 4” on page 121 of the Proxy Statement. This Supplement hereby amends and replaces the three sentences on page 130 under “How are abstentions and broker non-votes counted?” to conform with the description on page 121 to read as follows: “Abstentions and broker non-votes are counted in determining whether a quorum is present. Otherwise, broker non-votes will have no effect on the vote for Item 1, Item 2 (which is a routine matter, as to which there are expected to be no broker non-votes), Item 3 and Item 5, and will have the same effect as a vote against Item 4. Abstentions will have the same effect as a vote against a proposal.”

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. Further, this Supplement should be read with the Proxy Statement and, from and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement.